Exhibit 99.1

CBSH
1000 Walnut Street / Post Office Box 419248 / Kansas City, Missouri 64151-6248 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 11, 2013

COMMERCE BANCSHARES, INC. ANNOUNCES FIRST
QUARTER EARNINGS PER SHARE OF $.67

Commerce Bancshares, Inc. announced earnings of $.67 per share for the three months ended March 31, 2013 compared to $.70 per share in the first quarter of 2012, or a decrease of 4.3%. Net income for the first quarter amounted to $61.0 million, compared to $65.8 million in the same quarter last year. For the quarter, the return on average assets totaled 1.13%, the return on average equity was 11.4% and the efficiency ratio was 61.8%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “We continued to see solid growth in both our loan and deposit balances. Compared to the previous quarter, average loans increased $248 million, or 10.4% annualized, while average deposits grew by $735 million. Loan growth came from both consumer and commercial lending activities. Low interest rates, affecting both loans and investments, coupled with a decline in interest on our inflation-protected government securities of $4.8 million, resulted in a decline in net interest income of $10.9 million from the previous quarter. However, this decrease in net interest income was somewhat offset by a decline in credit costs of $5.0 million and a decline in non-interest expense of $3.2 million as a result of lower compensation costs and continuous expense control efforts. Furthermore, we continued to see strong revenue growth from our corporate card, merchant and trust fee businesses which grew by 19%, 12% and 10%, respectively, compared to the first quarter of last year.

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $7.8 million, compared to $11.2 million in the first quarter of 2012 and $10.8 million in the previous quarter. Consumer net loan charge-offs declined slightly this quarter compared to the previous quarter and totaled $8.5 million, while commercial loans recorded net recoveries of $686 thousand. During the current quarter, the provision for loan losses totaled $3.3 million, or $4.5 million less than net loan charge-offs, reflecting lower commercial loan loss trends and continued positive delinquency results. Our allowance for loan losses amounted to $168.0 million this quarter, representing 3.8 times our non-performing loans. Total non-performing assets also decreased $5.9 million from the previous quarter to $58.9 million this quarter.”

Total assets at March 31, 2013 were $22.2 billion, total loans were $10.0 billion, and total deposits were $18.5 billion. During the quarter, the Company repurchased approximately 808,000 shares of its common stock at an average price per share of $37.13.

(more)

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/2012	3/31/2013	3/31/2012
Non-Accrual Loans	$51,410	$44,739	$68,875
Foreclosed Real Estate	$13,453	$14,191	$18,585
Total Non-Performing Assets	$64,863	$58,930	$87,460
Non-Performing Assets to Loans	.66%	.59%	.95%
Non-Performing Assets to Total Assets	.29%	.27%	.43%
Loans 90 Days & Over Past Due — Still Accruing	$15,347	$15,015	$16,428

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited)	December 31, 2012	March 31, 2013	March 31, 2012
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$161,253	$150,343	$159,737
Taxable equivalent net interest income	168,428	156,708	165,666
Non-interest income	103,309	99,877	94,583
Investment securities gains (losses), net	(3,728)	(2,165)	4,040
Provision for loan losses	8,326	3,285	8,165
Non-interest expense	158,277	155,037	150,461
Net income attributable to Commerce Bancshares, Inc.	66,791	61,017	65,799
Cash dividends	150,789	20,435	20,438
Net total loan charge-offs (recoveries)	10,826	7,785	11,165
Business	791	(50)	110
Real estate — construction and land	(517)	(532)	220
Real estate — business	1,799	(104)	1,495
Consumer credit card	6,095	6,048	6,173
Consumer	1,731	1,709	2,631
Revolving home equity	187	139	360
Real estate — personal	411	373	69
Overdraft	329	202	107
Per common share:
Net income — basic	$.73	$.67	$.70
Net income — diluted	$.72	$.67	$.70
Cash dividends	$1.648	$.225	$.219
Diluted wtd. average shares o/s	90,999	90,444	92,984
RATIOS
Average loans to deposits (1)	55.53%	54.65%	55.53%
Return on total average assets	1.25%	1.13%	1.29%
Return on total average equity	11.62%	11.38%	12.04%
Non-interest income to revenue (2)	39.05%	39.92%	37.19%
Efficiency ratio (3)	59.62%	61.76%	58.91%
AT PERIOD END
Book value per share based on total equity	$23.76	$24.02	$23.64
Market value per share	$35.06	$40.83	$38.59
Allowance for loan losses as a percentage of loans	1.75%	1.68%	1.96%
Tier I leverage ratio	9.14%	8.92%	9.70%
Tangible common equity to assets ratio (4)	9.25%	9.26%	10.12%
Common shares outstanding	91,414,306	90,739,038	93,012,999
Shareholders of record	4,135	4,127	4,213
Number of bank/ATM locations	362	359	360
Full-time equivalent employees	4,708	4,725	4,713
OTHER QTD INFORMATION
High market value per share	$38.70	$40.89	$39.31
Low market value per share	$34.69	$35.40	$35.78

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	December 31, 2012	March 31, 2013	March 31, 2012
Interest income	$170,185	$158,745	$169,966
Interest expense	8,932	8,402	10,229
Net interest income	161,253	150,343	159,737
Provision for loan losses	8,326	3,285	8,165
Net interest income after provision for loan losses	152,927	147,058	151,572
NON-INTEREST INCOME
Bank card transaction fees	41,542	38,550	34,733
Trust fees	24,351	25,169	22,814
Deposit account charges and other fees	20,301	18,712	19,336
Capital market fees	4,075	4,391	6,871
Consumer brokerage services	2,619	2,686	2,526
Loan fees and sales	1,412	1,473	1,561
Other	9,009	8,896	6,742
Total non-interest income	103,309	99,877	94,583
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on securities	(356)	1,389	5,587
Noncredit-related losses (reversals) on securities not expected to be sold	93	(1,831)	(5,907)
Net impairment losses	(263)	(442)	(320)
Realized gains (losses) on sales and fair value adjustments	(3,465)	(1,723)	4,360
Investment securities gains (losses), net	(3,728)	(2,165)	4,040
NON-INTEREST EXPENSE
Salaries and employee benefits	94,553	90,881	89,543
Net occupancy	11,581	11,235	11,260
Equipment	4,983	4,683	5,189
Supplies and communication	5,641	5,589	5,613
Data processing and software	18,768	18,951	17,469
Marketing	2,715	3,359	3,822
Deposit insurance	2,692	2,767	2,520
Other	17,344	17,572	15,045
Total non-interest expense	158,277	155,037	150,461
Income before income taxes	94,231	89,733	99,734
Less income taxes	27,628	28,925	32,920
Net income	66,603	60,808	66,814
Less non-controlling interest expense (income)	(188)	(209)	1,015
Net income attributable to Commerce Bancshares, Inc.	$66,791	$61,017	$65,799
Net income per common share — basic	$.73	$.67	$.70
Net income per common share — diluted	$.72	$.67	$.70

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	December 31, 2012	March 31, 2013	March 31, 2012
ASSETS
Loans	$9,831,384	$9,982,686	$9,247,971
Allowance for loan losses	(172,532)	(168,032)	(181,532)
Net loans	9,658,852	9,814,654	9,066,439
Loans held for sale	8,827	9,085	9,673
Investment securities:
Available for sale	9,522,248	9,572,751	9,120,399
Trading	28,837	23,400	34,178
Non-marketable	118,650	118,620	120,734
Total investment securities	9,669,735	9,714,771	9,275,311
Short-term federal funds sold and securities purchased under agreements to resell	27,595	7,820	40,925
Long-term securities purchased under agreements to resell	1,200,000	1,200,000	850,000
Interest earning deposits with banks	179,164	199,956	12,038
Cash and due from banks	573,066	413,019	381,462
Land, buildings and equipment — net	357,612	355,464	353,866
Goodwill	125,585	125,585	125,585
Other intangible assets — net	5,300	4,870	7,070
Other assets	353,853	381,984	404,548
Total assets	$22,159,589	$22,227,208	$20,526,917
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,299,903	$6,170,274	$5,209,381
Savings, interest checking and money market	9,817,943	9,802,838	9,038,283
Time open and C.D.’s of less than $100,000	1,074,618	1,061,350	1,143,687
Time open and C.D.’s of $100,000 and over	1,156,189	1,480,405	1,380,409
Total deposits	18,348,653	18,514,867	16,771,760
Federal funds purchased and securities sold under agreements to repurchase	1,083,550	1,126,858	1,122,988
Other borrowings	103,710	102,783	111,520
Other liabilities	452,102	303,509	321,443
Total liabilities	19,988,015	20,048,017	18,327,711
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	458,646	458,646	446,387
Capital surplus	1,102,507	1,101,445	1,032,985
Retained earnings	477,210	517,792	620,780
Treasury stock	(7,580)	(32,501)	(22,872)
Accumulated other comprehensive income	136,344	129,763	118,056
Total stockholders’ equity	2,167,127	2,175,145	2,195,336
Non-controlling interest	4,447	4,046	3,870
Total equity	2,171,574	2,179,191	2,199,206
Total liabilities and equity	$22,159,589	$22,227,208	$20,526,917

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	December 31, 2012		March 31, 2013			March 31, 2012
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid		Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,041,700	3.29%	$3,156,594	3.17%		$2,893,973	3.52%
Real estate — construction and land	345,608	4.11	351,573	3.87		380,484	4.34
Real estate — business	2,200,088	4.33	2,230,453	4.17		2,184,893	4.57
Real estate — personal	1,571,860	4.15	1,600,138	4.08		1,441,520	4.58
Consumer	1,272,831	5.35	1,343,210	5.03		1,107,878	5.93
Revolving home equity	436,671	4.13	428,696	4.08		454,782	4.18
Consumer credit card	748,754	11.42	755,167	11.38		731,030	11.78
Overdrafts	5,908	—	5,406	—		7,587	—
Total loans (B)	9,623,420	4.64	9,871,237	4.49		9,202,147	4.95
Loans held for sale	8,818	3.74	9,096	3.79		12,147	3.48
Investment securities:
U.S. government and federal agency obligations	341,537	5.11	398,215	(.59)	(C)	328,106	2.08
Government-sponsored enterprise obligations	400,387	1.72	468,608	1.86		283,494	2.01
State and municipal obligations (A)	1,531,754	3.67	1,603,064	3.79		1,263,303	4.17
Mortgage-backed securities	3,447,995	2.79	3,514,370	2.59		4,190,982	2.85
Asset-backed securities	3,157,988.99		3,206,907.93			2,761,896	1.16
Other marketable securities (A)	138,066	5.35	193,413	3.21		162,616	4.11
Total available for sale securities (B)	9,017,727	2.39	9,384,577	2.07		8,990,397	2.48
Trading securities (A)	20,771	2.01	27,729	1.90		32,628	2.95
Non-marketable securities (A)	118,802	17.51	119,407	6.20		116,873	8.55
Total investment securities	9,157,300	2.59	9,531,713	2.12		9,139,898	2.56
Short-term federal funds sold and securities purchased under agreements to resell	10,371.46		8,680.42			13,695.50
Long-term securities purchased under agreements to resell	1,021,741	2.10	1,178,333	2.01		850,000	2.02
Interest earning deposits with banks	208,930.25		130,357.24			87,919.25
Total interest earning assets	20,030,580	3.52	20,729,416	3.23		19,305,806	3.66
Non-interest earning assets (B)	1,234,609		1,196,078			1,160,906
Total assets	$21,265,189		$21,925,494			$20,466,712
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$581,174.13		$603,644.12			$549,998.15
Interest checking and money market	8,638,073.19		9,142,100.17			8,311,734.24
Time open & C.D.’s of less than $100,000	1,083,492.68		1,068,695.66			1,155,882.73
Time open & C.D.’s of $100,000 and over	1,030,184.65		1,336,952.52			1,444,252.53
Total interest bearing deposits	11,332,923.28		12,151,391.25			11,461,866.32
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,130,210.07		1,200,818.07			1,287,245.07
Other borrowings	103,766	3.25	103,329	3.19		111,800	3.26
Total borrowings	1,233,976.33		1,304,147.32			1,399,045.33
Total interest bearing liabilities	12,566,899.28%		13,455,538.25%			12,860,911.32%
Non-interest bearing deposits	6,013,165		5,929,229			5,132,305
Other liabilities	399,160		366,562			275,349
Equity	2,285,965		2,174,165			2,198,147
Total liabilities and equity	$21,265,189		$21,925,494			$20,466,712
Net interest income (T/E)	$168,428		$156,708			$165,666
Net yield on interest earning assets		3.35%		3.07%			3.45%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.
(C) Includes ($1.7 million) in inflation income on U.S.Treasury inflation-protected securities in the first quarter of 2013.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2013

For the quarter ended March 31, 2013, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $61.0 million, a decrease of $4.8 million from the same quarter last year, and a decrease of $5.8 million compared to the previous quarter. The decrease in net income from the previous quarter resulted mainly from lower net interest income of $10.9 million coupled with a decline in fee income due to higher seasonal activity in the previous quarter, but offset by a lower provision for loan losses of $5.0 million and a decline in non-interest expense of $3.2 million. Part of the decline in net interest income this quarter resulted from a decline in interest of $4.8 million on the Company's inflation-protected government securities. Also, net securities losses totaled $2.2 million mainly due to fair value adjustments on the Company's private equity investments. For the current quarter, the return on average assets was 1.13%, the return on average equity was 11.38%, and the efficiency ratio was 61.76%.

Balance Sheet Review
During the 1st quarter of 2013, average loans, including loans held for sale, increased $248.1 million (10.4% annualized) compared to the previous quarter and increased $666.0 million, or 7.2%, compared to the same period last year. The increase in average loans over the previous quarter resulted from increases in business (up $114.9 million), business real estate and construction (up $36.3 million), personal real estate (up $28.3 million) and consumer loans (up $70.4 million, mainly in automobile and fixed rate home equity loans). Consumer credit card loans also increased slightly. The increase in business loans mainly resulted from growth in agribusiness lending and leasing activities, while demand for business real estate loans also improved this quarter. Demand for consumer automobile lending remained strong as average outstanding balances grew by $91.0 million. However, marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $18.0 million, while home equity lines of credit also declined by $8.0 million.

Total available for sale investment securities (excluding fair value adjustments) averaged $9.4 billion this quarter, up $366.9 million when compared to the previous quarter. This growth was funded from continued growth in deposits. Purchases of new securities, totaling $735.7 million in the 1st quarter of 2013, were offset by maturities and pay downs of $675.4 million. At March 31, 2013, the duration of the investment portfolio was 2.5 years, and maturities and pay downs of approximately $2.1 billion are expected to occur during the next 12 months.

Total average deposits increased $734.5 million, or 4.2%, during the 1st quarter of 2013 compared to the 4th quarter of 2012 (which grew $720.7 million over the 3rd quarter of 2012). This increase in average deposits resulted mainly from growth in money market accounts (increase of $503.9 million) and short-term jumbo certificates of deposit (increase of $303.8 million). Overall, $198.0 million of the deposit growth this quarter came from commercial deposits while the remaining $536.5 million in deposit growth was mostly from private banking and retail banking customers. The average loans to deposits ratio in the current quarter was 54.7%, compared to 55.5% in the previous quarter.

During the current quarter, the Company's average borrowings increased $70.2 million compared to the previous quarter, mainly due to higher balances of federal funds purchased and repurchase agreements this quarter.

Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2013 amounted to $156.7 million compared with $168.4 million in the previous quarter, or a decrease of $11.7 million. Net interest income (tax equivalent) for the current quarter also decreased $9.0 million compared to the 1st quarter of last year. During the 1st quarter of 2013, the net yield on earning assets (tax equivalent) was 3.07%, compared with 3.35% in the previous quarter and 3.45% in the same period last year.

The decrease in net interest income (tax equivalent) in the 1st quarter of 2013 compared to the previous quarter was mainly due to a decline in inflation interest of $4.8 million on the Company's inflation-protected securities as a result of the lower Consumer Price Indices published this quarter, on which this interest is based. Inflation income totaled ($1.7) million this quarter. Also, in the previous quarter the Company received a special dividend on a private equity investment totaling $2.2 million that did not re-occur, and premium amortization expense was lowered by $1.7 million due to a slowing of prepayment speeds on mortgage-backed securities.

Compared to the previous quarter, interest on loans declined $2.9 million (tax-equivalent) as a result of fewer days in the quarter, coupled with lower average rates of 15 basis points, which was partly offset by higher balances. The average rate earned on investment securities declined 47 basis points to 2.12% this quarter largely due to the lower inflation interest recorded this quarter, in addition to the special dividend and the lower premium amortization expense in the prior quarter. These effects were partially offset by higher overall average securities balances. In the current quarter, the prepayment speed adjustment on mortgage-backed securities reduced premium amortization expense by $291 thousand, compared to the reduction of $1.7 million in the previous quarter.

Interest expense on deposits declined $527 thousand in the 1st quarter of 2013 compared with the previous quarter as overall rates continued to decline slightly.

Non-Interest Income
In the 1st quarter of 2013, total non-interest income amounted to $99.9 million, an increase of $5.3 million, or 5.6%, compared to the same period last year. Also, current quarter non-interest income decreased $3.4 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to increased bank card and trust fees.

Total bank card fees in the current quarter increased $3.8 million, or 11.0%, over the same period last year as a result of a 19.4% increase in corporate card fees, which totaled $18.7 million this quarter. Merchant and credit card fees also grew by 12.2% and 5.5%, respectively.

Trust fees for the quarter increased 10.3% compared to the same period last year, resulting mainly from continued growth in private client (up 12.0%) and institutional (up 11.1%) trust fees. Deposit account fees declined $624 thousand, or 3.2%, compared to last year as overdraft fees declined by $958 thousand, but were offset by growth in various other deposit fees of $310 thousand, or 10.4%.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2013

A new debit posting routine mandated by a previously disclosed legal settlement took effect in late February and had the effect of reducing overdraft income by approximately $500 thousand this quarter. Capital market fees declined $2.5 million from the same quarter last year as fees were very strong last year and more recently have been affected by low interest rates, reducing customer demand. Other non-interest income grew by $2.2 million this quarter compared to the same period last year as a result of a $3.0 million fair value loss taken last year on an office building which was held for sale.

Investment Securities Gains and Losses
Net securities losses, related mostly to private equity fair value adjustments, amounted to $2.2 million in the 1st quarter of 2013, compared to net losses of $3.7 million in the previous quarter and net gains of $4.0 million in the same quarter last year. The current quarter included unrealized net losses of $1.8 million on these private equity investments, coupled with a reduction to minority interest expense related to these losses totaling $350 thousand.

Also during the current quarter, the Company recorded credit-related impairment losses of $442 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $263 thousand in the previous quarter and $320 thousand in the same quarter last year. The cumulative credit-related impairment on these bonds totaled $11.7 million at quarter end. At March 31, 2013, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $96.4 million, compared to $118.3 million at March 31, 2012.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $155.0 million, a decrease of $3.2 million from the previous quarter and an increase of $4.6 million compared to the same quarter last year. Compared to the 1st quarter of last year, salaries and benefits expense increased $1.3 million, or 1.5%, mainly due to an increase in salary costs of $2.0 million but offset by lower incentive compensation and medical costs. Full-time equivalent employees totaled 4,725 and 4,713 at March 31, 2013 and 2012, respectively.

Compared to the 1st quarter of last year, occupancy, equipment, supplies and marketing expense declined $1.0 million on a combined basis mainly due to lower depreciation and reductions in rent expense, office supplies and marketing expenditures. Data processing and software costs grew by $1.5 million, or 8.5%, partly due to higher variable processing costs related to commercial card revenues. Other non-interest expense increased this quarter due to a provision of $1.0 million on a letter of credit exposure and higher costs for professional and examination fees, in addition to a card network agreement incentive of $1.1 million received last year. The reduction in non-controlling interest expense of $1.2 million resulted from private equity activities mentioned above.

Income Taxes
The effective tax rate for the Company was 32.2% in the current quarter, compared with 29.3% in the previous quarter and 33.3% in the 1st quarter of 2012. The lower rate in the previous quarter resulted partly from tax benefits on the special dividend paid in the 4th quarter of 2012 to the Company's employee stock ownership plan.

Credit Quality
Net loan charge-offs in the 1st quarter of 2013 amounted to $7.8 million, compared with $10.8 million in the prior quarter and $11.2 million in the 1st quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .32% in the current quarter compared to .45% in the previous quarter.

For the 1st quarter of 2013, annualized net loan charge-offs on average consumer credit card loans amounted to 3.25%, compared with 3.24% in the previous quarter and 3.40% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .52% of average consumer loans, compared to .54% in the previous quarter and .96% in the same quarter last year. The provision for loan losses for the current quarter totaled $3.3 million, a decrease of $5.0 million from the previous quarter and $4.9 million lower than in the same period last year. The current quarter provision for loan losses was $4.5 million less than net loan charge-offs, and reflects continued improving credit trends in the loan portfolio and declining non-performing loans as discussed below. As a result, the allowance for loan losses was reduced to $168.0 million. At March 31, 2013 the allowance was 1.68% of total loans, excluding loans held for sale, and was 376% of total non-accrual loans.

At March 31, 2013, total non-performing assets amounted to $58.9 million, a decrease of $5.9 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($44.7 million) and foreclosed real estate ($14.2 million). At March 31, 2013, the balance of non-accrual loans, which represented .45% of loans outstanding, included business real estate loans of $14.3 million, construction and land loans of $13.0 million and business loans of $12.1 million. Loans more than 90 days past due and still accruing interest totaled $15.0 million at March 31, 2013.

Other
During the quarter the Company purchased approximately 808,000 shares of treasury stock at an average cost of $37.13 per share.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.